UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2019

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	CRIS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

(c)

Appointment of Mr. Steinkrauss as Chief Financial Officer

On September 10, 2019, the Board of Directors (the “Board”) of Curis, Inc. (the “Company”) appointed William E. Steinkrauss to the position of chief financial officer of the Company. In addition, Mr. Steinkrauss will continue to serve as treasurer and assistant secretary. Mr. Steinkrauss, age 34, has served as the Company’s vice president, treasurer and assistant secretary since January 2019, and prior to that served as the Company’s corporate controller, senior director of finance and assistant treasurer from August 2016 until January 2019. Mr. Steinkrauss previously served as director of technical accounting and reporting of Ovascience, Inc., a biotechnology company focused on infertility, from June 2015 to August 2016. Prior to that, he was senior manager of technical accounting at Cubist Pharmaceuticals, Inc., a biopharmaceutical company, from November 2012 to May 2015. Prior to joining Cubist Pharmaceuticals, Inc., Mr. Steinkrauss worked within the transaction services and assurance practices at PricewaterhouseCoopers, LLP. Mr. Steinkrauss holds a B.S. in accounting and finance and a M.S. in accounting from Boston College. Mr. Steinkrauss is a certified public accountant.

On September 10, 2019, the Compensation Committee of the Board granted Mr. Steinkrauss an incentive stock option award to purchase 125,000 shares of the Company’s Common Stock with an exercise price equal to $1.96 per share, which was the closing price of the Company’s Common Stock, as reported by the Nasdaq Stock Market, on the date of grant. The option will vest as to 25% of the shares underlying the option on the first anniversary of the grant date, and as to an additional 6.25% of the shares underlying the option at the end of each successive three-month period thereafter, subject to Mr. Steinkrauss’s continued service with the Company.

On September 11, 2019, the Company entered into an employment agreement with Mr. Steinkrauss. Mr. Steinkrauss’s current base salary, which is subject to annual review by the Board and/or the Compensation Committee, was set at $305,000 per annum. Mr. Steinkrauss’s agreement also provides for three weeks paid vacation and for reimbursement of specified expenses related to his estate planning and tax preparation up to an annual maximum of $7,500 for which an associated gross-up payment for applicable taxes is also provided. Mr. Steinkrauss is entitled to participate in the Company’s medical and other benefits program, and may be entitled to receive an annual bonus based on the achievement of specific objectives established by the Board and/or Compensation Committee at a target bonus rate of 40% of his annual base salary, to be paid in the form of cash or capital stock. Mr. Steinkrauss is also entitled to receive severance benefits under the agreement in the event of his termination by the Company without cause (after 30 days’ notice by the Company) or by Mr. Steinkrauss for good reason (as defined in the agreement) comprised of (i) nine months’ pay at his then-current base salary, (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed, and (iii) COBRA premium benefits for up to nine months. In the event of termination without cause

(after 30 days’ notice by the Company) or by Mr. Steinkrauss for good reason within 12 months following a change in control of the Company, Mr. Steinkrauss will be entitled to receive (i) an amount equal to the sum of (x) his base salary and (y) his target bonus for the year of termination, and (ii) a portion of the same year’s target bonus, pro-rated to reflect the portion of the year elapsed, as well as (iii) COBRA premium benefits for up to 12 months. The employment agreement also provides for a limitation on payments under the agreement if limiting the payments would leave Mr. Steinkrauss in a better net position than bearing the tax penalties under Section 280G of the Internal Revenue Code, and specified indemnification provisions in connection with claims arising in his capacity as our executive officer, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests.

The foregoing summary of Mr. Steinkrauss’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such employment agreement, a copy of which we intend to file as an Exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

(e)

Reference is made to the disclosure in Item 5.02(c) above regarding Mr. Steinkrauss’s incentive stock option award and employment agreement.

Item 8.01. Other Events.

On September 12, 2019, the Company issued a press release announcing the appointment of Mr. Steinkrauss as chief financial officer of the Company. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release, dated September 12, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: September 12, 2019	By:	/s/ James E. Dentzer
James E. Dentzer
President and Chief Executive Officer